Exhibit 10.16

Banc of America Securities LLC
9 West 57th Street
New York, New York 10036

Re:                               Initial Public Offering of iStar Acquisition Corp.

Ladies and Gentlemen:

This letter confirms the agreement of iStar Financial Inc. (“iStar”) to enter into an agreement or plan (the “Purchase Plan”) in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to purchase shares of common stock, par value $0.0001 per share (the “Common Stock”), of iStar Acquisition Corp. (the “Company”) included in the units (the “Units”) being sold in the Company’s initial public offering (the “IPO”) upon the terms and conditions set forth herein.  Each Unit is comprised of one share of Common Stock and one warrant (a “Warrant”) entitling the holder thereof to purchase one share of Common Stock.

In connection with the IPO, agrees that it will enter into the Purchase Plan with Banc of America Securities LLC (“Banc of America”) pursuant to which iStar will place limit orders for up to $25,000,000 of the Company’s Common Stock (the “Aftermarket Shares”) for a period commencing two business days after the Company files a preliminary proxy statement relating to its Business Combination (as defined in the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”)) and ending on the business day immediately preceding the record date for the meeting of stockholders at which the Business Combination is to be voted upon by the Company’s stockholders.  The limit orders will require iStar to purchase the Aftermarket Shares offered for sale at or below a price equal to the per-share value of the Trust Fund (as defined in the Certificate of Incorporation) as reported in the preliminary proxy statement or the most recent annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, filed by the Company with the Securities and Exchange Commission prior to the commencement of the purchase of the Aftermarket Shares.  The purchase of the Aftermarket Shares will be made by Banc of America or another broker dealer mutually agreed upon by Banc of America and iStar.  Purchases pursuant to the Purchase Plan will be conducted in compliance with Rule 10b-18(b) under the Exchange Act and the broker’s purchase obligation will otherwise be subject to applicable law, including Regulation M which may prohibit purchases under certain circumstances.  The Purchase Plan will obligate the broker promptly to notify iStar of any purchase of Aftermarket Shares so that iStar can comply with applicable reporting requirements on a timely basis.

In addition, in connection with the IPO, iStar will enter into a Co-Investment Unit Subscription Agreement with the Company pursuant to which iStar will agree to purchase and acquire from the Company such number of Units (the “Co-Investment Units”) as may be acquired at a price of $10.00 per unit using the remaining portion, if any, of the $25,000,000 that has not been used by iStar to purchase Aftermarket Shares.

In order to induce the Company and the underwriters to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon iStar, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, iStar hereby agrees with the Company as follows:

1.                                       Approval of Extension Period or Business Combination or.  iStar agrees that in connection with any vote of the stockholders of the Company on (i) a proposed amendment to the Certificate of Incorporation to extend the time period within which the Company must consummate a Business Combination to up to 30 months or (ii) a proposed Business Combination, it will vote any Aftermarket Shares or any shares of Common Stock underlying the Co-Investment Units it has acquired in favor of such extension or Business Combination and will not exercise conversion rights (as described in the Certificate of Incorporation) in respect of any such Aftermarket Shares or shares of Common Stock underlying the Co-Investment Units.  iStar further agrees that it will vote any Aftermarket Shares or shares of Common Stock underlying the Co-Investment Units in favor of an amendment to the Certificate of Incorporation providing for the Company’s perpetual existence following the consummation of the Business Combination.

2.                                       Transfer Restrictions.  (a) iStar will not assign, alienate, pledge, attach, sell or otherwise transfer or encumber (each, a “transfer”), directly or indirectly, any Aftermarket Shares, any Co-Investment Units or any shares of Common Stock or Warrants included in the Co-Investment Units (including the Common Stock issuable upon exercise of the Warrants) until one year following the date of the consummation of a Business Combination, except to a Permitted Transferee.  Any transfers of such securities to a Permitted Transferee will be made in accordance with applicable securities laws.  Any transfer of securities to a Permitted Transferee will be subject to the condition that the Permitted Transferee has agreed in writing to be bound by the terms of Paragraphs 1 and 2 hereof.

“Permitted Transferee” means (i) an affiliate of iStar; (ii) a charitable organization; (iii) an individual or entity by virtue of the laws of distribution upon dissolution of iStar; (iv) a current or former officer, director or employee of iStar; (v) an officer or director of the Company; or (vi) a corporation, partnership, limited liability company or other organization, in the event of a merger, capital stock exchange, stock purchase, asset acquisition or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s consummating a Business Combination (as defined in the Certificate of Incorporation).

This letter agreement shall be binding on iStar and its successors and assigns.  This letter agreement shall terminate on the earlier of (i) the consummation of a Business Combination and (ii) the liquidation of the Company; provided that such termination shall not relieve iStar from liability for any breach of this letter agreement prior to its termination.

This letter agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the parties relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

No term or provision of this letter agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

iSTAR FINANCIAL INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

iSTAR ACQUISITION CORP.

By:
Name:
Title:

ACCEPTED AND AGREED:

BANC OF AMERICA SECURITIES LLC

By:
Name:
Title: